UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K
_____________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 10, 2006

Keryx Biopharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30929 (Commission File Number)	13-4087132 (IRS Employer Identification No.)

750 Lexington Avenue
New York, New York 10022
(Address of Principal Executive Offices)

(212) 531-5965
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01. Other Events.

On August 9, 2006, Michael S. Weiss, Chairman and Chief Executive Officer of Keryx, adopted a Rule 10b5-1 trading plan (the “Plan”) with a brokerage firm to exercise stock options issued to Mr. Weiss pursuant to his employment agreement and Keryx’s stock option plans and to sell the common stock underlying such options. Mr. Weiss entered into the Plan to facilitate the exercise of stock options and as part of his personal long-term investment strategy for asset diversification and liquidity. Mr. Weiss has no control over the timing of the option exercises or stock sales under the Plan. The Plan replaces and supersedes a plan originally filed on December 30, 2005. No shares will be exercised and sold under the Plan until October 15, 2006. Thereafter, pursuant to the Plan, 200,000 stock options will be exercised and shares of the underlying common stock will be sold upon the stock price reaching four pre-set price targets of $15, $18, $20 and $25. The next tranche of stock options will not be exercised and sold until the next price target is reached.

Employee stock options representing 800,000 shares are available to be exercised under the Plan. The number of employee stock options available to be exercised represents approximately 12% of Mr. Weiss’s holdings. The Plan is scheduled to terminate in October 2008, whether or not the total number of shares is sold.

Any transactions under the Plan will be reported by Mr. Weiss through Form 4 filings with the Securities and Exchange Commission. The Plan is intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keryx Biopharmaceuticals, Inc.
(Registrant)

Date: August 10, 2006

	By:	/s/ Ronald C. Renaud, Jr.
Ronald C. Renaud, Jr.
Senior Vice President, Chief Financial Officer, Secretary and Treasurer